Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-147566, 333-107546, 333-100629, 333-61272, 333-51792, 333-42376, 333-73061, 333-66397, 333-45789, 333-45791 and 333-45795 on Form S-8 and in Registration Statement Nos. 333-90864, 333-62696 and 333-71915 on Form S-3 of our report dated March 31, 2009, relating to the financial statements and financial statement schedule of SCM Microsystems, Inc., appearing in this Annual Report on Form 10-K of SCM Microsystems, Inc. for the year ended December 31, 2008.
/s/  DELOITTE & TOUCHE GMBH
     WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT
Munich, Germany
March 31, 2009